                                                                       Exhibit 5

                              DORSEY & WHITNEY LLP
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600
                               FAX (612) 340-2868


Ancor Communications, Inc.
6130 Blue Circle Drive
Minnetonka, Minnesota 55343

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Ancor Communications, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of 750,000 shares (the "Shares") of common stock of the Company, par value $.01 per share ("Common Stock"), to be acquired by the Selling Shareholder named in the Registration Statement upon exercise of a warrant issued by the Company on September 24, 1998 (the "Warrant") and which will be sold from time to time by the Selling Shareholder named in the Registration Statement on the Nasdaq SmallCap Market, the Pacific Stock Exchange or otherwise, directly or through underwriters, brokers or dealers.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholder pursuant to the Registration Statement, upon exercise of the Warrant in accordance with its terms, will be duly authorized by all requisite corporate action, validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated: April 1, 1999.

                                         Very truly yours,

                                         /s/  DORSEY & WHITNEY LLP

AEA